RENAISSANCERE HOLDINGS LTD. AND SUBSIDIARIES

STATEMENT REGARDING RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

		3 MONTHS
		ENDED
		MARCH 31,	FOR THE YEAR ENDED DECEMBER 31,
	(in thousands)	2007	2006	2005	2004	2003	2002

	Net income (loss)	$ 190,805	$ 761,635	$ (281,413)	$ 133,108	$ 605,992	$ 342,879

Add back:	Income taxes	107	935	-	4,003	(18)	(115)
	Minority interest	29,107	144,159	(156,449)	(41,420)	72,014	55,051

	Fixed charges and preference share dividends	23,476	74,453	64,301	57,835	45,049	33,301

	Distributed earnings from equity method investees	-	12,467	17,241	24,452	22,395	9,662
Less:	Undistributed earnings from equity method investees	(10,701)	(34,528)	(28,259)	(31,081)	(21,167)	(22,339)
	Earnings available for fixed charges and preference share dividends	$ 232,794	$ 959,121	$ (384,579)	$ 146,897	$ 724,265	$ 418,439

	Fixed charges and preference share dividends
	Interest expensed	$ 11,979	$ 37,602	$ 28,218	$ 25,968	$ 18,252	$ 13,069
	Estimated interest within rental expense	361	1,376	1,433	733	526	443
	Preference share dividends	11,136	35,475	34,650	31,134	18,801	12,184
	Trust preferred minority interest	-	-	-	-	7,470	7,605

	Total fixed charges and preference share dividends	$ 23,476	$ 74,453	$ 64,301	$ 57,835	$ 45,049	$ 33,301

	Ratio of earnings to fixed charges	18.86	24.61	(12.97)	5.50	27.59	19.82

	Ratio of earnings to combined fixed charges and preference share dividends	9.92	12.88	(5.98)	2.54	16.08	12.57

GLENCOE U.S. HOLDINGS INC. AND SUBSIDIARIES

STATEMENT REGARDING RATIO OF EARNINGS TO FIXED CHARGES

		3 MONTHS
		ENDED
		MARCH 31,	FOR THE YEAR ENDED DECEMBER 31,
	(in thousands)	2007	2006	2005	2004	2003	2002

	Net income (loss)	$ 3,031	$ 16,815	$ 12,245	$ (12,857)	$ (9,738)	$ (13,946)

Add back:	Income taxes	107	893	-	4,003	(18)	(115)
	Minority interest	-	(151)	(50)	(189)	(200)	(212)
	Fixed charges	75	239	184	107	299	802

	Earnings available for fixed charges	$ 3,213	$ 17,796	$ 12,379	$ (8,936)	$ (9,657)	$ (13,471)

	Fixed charges
	Interest expensed	$ -	$ -	$ -	$ -	$ 224	$ 713
	Estimated interest within rental expense	75	239	184	107	75	89

	Total fixed charges	$ 75	$ 239	$ 184	$ 107	$ 299	$ 802

	Ratio of earnings to fixed charges	42.88	74.33	67.19	(83.84)	(32.32)	(16.79)